EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Parkway Properties, Inc. of (i) our report dated August 17, 2012, with respect to the statement of revenues and direct operating expenses of Hearst Tower included in its Current Report on Form 8-K/A of Parkway Properties, Inc. dated August 17, 2012, filed with the Securities and Exchange Commission and (ii) our report dated February 6, 2013, with respect to the statement of revenues and certain expenses of NASCAR Plaza included in its Current Report on Form 8-K/A of Parkway Properties, Inc dated February 6, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

February 22, 2013